SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLARGO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11

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BioLargo, Inc.

14921 Chestnut St.

Westminster, California 92683

(888) 400-2863

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 13, 2024

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders of BioLargo, Inc. on June 13, 2024, at 10:00 a.m. Pacific Time, at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656.

Information and procedures to follow on how to participate in the Annual Meeting are included in the proxy materials and will be disclosed on the Annual Meeting website (www.BioLargoReport.com). Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, or through the voting website. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting. Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely Dennis P. Calvert President and Chief Executive Officer

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BioLargo, Inc. 14921 Chestnut St. Westminster, CA 92683 Telephone: 949.643.9540 Facsimile: 949.625.9819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of BioLargo, Inc., a Delaware corporation (the “Company”), will be held on June 13, 2024 at 10:00 a.m. local time, at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656, for the following purposes:

1.

A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Jack B. Strommen, Linda Park, and Christina Bray;

2.	A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	A proposal to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm for the year ending December 31, 2024;

4.	A proposal to adopt the 2024 Equity Incentive Plan.

The annual meeting will also address such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the proposals to be considered at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each director nominee, and “FOR” proposals 2, 3 and 4.

The Board of Directors has fixed the close of business on April 19, 2024, as the record date (the “Record Date”) for the Annual Meeting. Only holders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting or at any postponement(s) or adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for a period of 10 calendar days ending on the day before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD JUNE 6, 2023

A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and how to vote will be mailed on or about May 3, 2024 to all stockholders entitled to vote at the meeting. In addition, this notice and the accompanying proxy statement, form of proxy and 2024 Annual Report are available at www.BioLargoReport.com

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer April 23, 2024

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TO

PROXY STATEMENT

OF

BIOLARGO, INC.

Index of Exhibits

Appendix A: Form of Notice of Internet Availability of Proxy Materials

Appendix B: 2024 Equity Incentive Plan

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BIOLARGO, INC.

PROXY STATEMENT FOR THE

2024 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, June 13, 2024, at 10:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2023, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2023, and how to vote will be mailed on or about May 3, 2024, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (888) 400-2863. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of April 19, 2024 (the “Record Date”). As of the Record Date, we had a total of 295,971,188 shares of common stock issued and outstanding, which were held of record by approximately 600 stockholders, and beneficially by approximately 5,400. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record at the Company’s transfer agent, American Stock Transfer & Trust, you may instruct the proxy holders how to vote your common stock in one of the following ways:

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Vote by Internet (record shareholders only). You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.voteproxy.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 12, 2024. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Of course, you may also choose to attend the meeting and vote your shares in person. Unless you do so, the proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Proposals to be Presented

We are not aware of any proposals to be presented other than the proposals described in this Proxy Statement. If any proposals not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all proposals at the meeting.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular proposal at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

●	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Jack B. Strommen, Linda Park and Christina Bray to the Board of Directors;

●	“FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers;

●	“FOR” the proposal to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm for the year ending December 31, 2024; and

●	“FOR” the propose to adopt the 2024 Equity Incentive Plan.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2025 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 31, 2024, to be considered for inclusion. All proposals should be addressed to the Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

PROPOSAL ONE

ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board, and all are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2024 (or action by written consent of stockholders in lieu thereof), or until his or her successor has been duly elected and qualified.

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2023 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Board’s Nominating/Corporate Governance Committee would identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. With respect to the nominees for election in 2023, the Nominating/Corporate Governance Committee recommended that the Board nominate for election by the stockholders the individuals in Proposal One.

Nominees for Election as Directors

The following is certain information as of the Record Date regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	61	June 2002
Kenneth R. Code	Chief Science Officer, Director	77	April 2007
Dennis E. Marshall(2)(3)(4)	Director	81	April 2006
Joseph L. Provenzano	Executive Vice President, Corporate Secretary and Director	55	June 2002
Jack B. Strommen	Director	54	June 2017
Linda Park(1)(3)(5)	Director	46	November 2022
Christina Bray(1)(2)(6)	Director	36	November 2022

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Governance Committee

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, DENNIS E. MARSHALL, JOSEPH L. PROVENZANO, JACK B. STROMMEN, LINDA PARK, AND CHRISTINA BRAY TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water Investment Group., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries ONM Environmental, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director and Co-Chair of the Energy Committee of Sustain SoCal, a trade association that seeks to promote economic growth in the Southern California clean technology industry. He also serves on the Board of Directors at TMA Bluetech, a leading regional water cluster promoting science-based ocean water industries. He serves on the leadership board at Water UCI, which is an interdisciplinary center in the School of Social Ecology at the University of California- Irvine, that facilitates seamless collaboration across schools, departments, and existing research centers around questions of fundamental and applied water science, technology, management, and policy. He is also an Eagle Scout. He is married and has two children. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, ONM Environmental, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the company's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Jack B. Strommen has been a director since June 2017, and is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the owner of PD Instore, an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies.

Linda Park joined our board of directors in November 2022. She is currently the Senior Vice President, Associate General Counsel and Corporate Secretary of Edwards Lifesciences Corporation, a global leader of patient-focused innovations for structural heart disease and critical care monitoring.  Ms. Park is a member of the Senior Leadership Team and has been a member of the board of directors of the Edwards Lifesciences Foundation since January 2022. Her current practice includes corporate governance, regulatory compliance, legal disputes, investigations, employment-related matters, general corporate and corporate impact. Prior to joining Edwards, from June 2013 to October 2017, she served as Assistant General Counsel of Western Digital Corporation, a company creating breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations.  From September 2003 to June 2013, Ms. Park worked in private practice, including at the firms of Latham & Watkins, LLP and Gibson, Dunn & Crutcher LLP in New York City where she advised issuer and investment banking clients on corporate and securities matters, mergers and acquisitions, bank financings and capital markets, including initial public offerings.  Ms. Park has 20 years of experience counseling public companies and advancing organizations’ corporate governance and strategic goals; she is an active partner and thought leader on environmental, social and corporate governance (ESG) issues.  Ms. Park holds a Bachelor of Arts degree from Johns Hopkins University and a Juris Doctor from Duke University School of Law. We believe that Ms. Park’s broad corporate governance, securities, sustainability and M&A knowledge gives her the qualifications, expertise and skills to serve as a director.

Christina Bray joined our board of directors in November 2022. She is currently CEO of BlueDot Energies, Inc., a company founded in January 2021 that designs, builds and manages electrical vehicle charging stations. From January 2021 to February 2022, she was the manager of Strategic Partnerships at Sunlight Financial in New York, a provider of point-of-sale financing to homeowners and contractors for solar systems and home improvements. From September 2018 to January 2021, she was President of PGC Bancorporation, which was an acquisition vehicle for community banks in the Western states. From November 2016 to September 2018, she was Assistant Vice President of Alpine Bank in Boulder Colorado, where she controlled a $100 million commercial loan portfolio and underwrote in excess of $120 million in loans. From October 2015 to November 2016, she was a manager at Beaver Creek Sports in Avon Colorado. From September 2013 to October 2015, she was a key leader and community manager for lululemon in New Orleans, LA where she developed sales and market development strategies for a team of 20. From August 2012 to September 2013 she was office manager at MBA Financial Services in Boulder Colorado - a boutique private wealth management firm. Ms. Bray has a Bachelor of Arts from Yale University in Modern Middle Eastern Studies, and a Master of Arts in Military History from Norwich University in Vermont. We believe that Ms. Bray’s financial experience and entrepreneurial experience give her the qualifications, expertise and skills to serve as a director.

Other Executive Officer of the Company

The following is certain information as of the Record Date regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	69	2008

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit, Compensation and Nominating/Corporate Governance Committees, and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

Our board of directors has determined that each of Mr. Marshall, Mr. Strommen, Ms. Park, and Ms. Bray is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, Mr. Provenzano, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, nor Mr. Code serve on any committee of our board of directors.

Meetings of the Board

Our board of directors held four meetings during 2023, and acted via unanimous written consent two times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the August 2023 and November 2023 quarterly board meetings, and one at the November 2023 audit committee meeting. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

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Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

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Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

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The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2021 and continues to serve in that capacity. John S. Runyan and Kent C. Roberts II, served on the committee until their retirement November 1, 2022, replaced by new board members Linda Park and Christina Bray. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The Audit Committee met four times in 2023, and four times in 2022.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. John Runyan served as Chairman of the Compensation Committee until November 1, 2022. Ms. Park has served as Chairman since that time. Mr. Marshall and Ms. Bray also serve on the Compensation Committee. The Compensation Committee acted by consent once during 2023, and twice during 2022.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2023 or 2022 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee related party transactions, to develop and recommend director independent standards, and to develop and recommend a Company code of conduct, to investigate any alleged breach and enforce the provisions of the code. Since its inception and until November 1, 2022, the committee was comprised of John Runyan, Dennis Marshall, and Kent C. Roberts. Since that time, it has been comprised of Ms. Bray, as chairperson, and Mr. Marshall and Ms. Park. This committee met once in 2022 (October), and did not meet in 2023.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. The board has four independent directors who provide active and effective oversight of our strategic decisions: Dennis Marshall, Jack Strommen, and, until their retirement on November 1, 2022, John Runyan and Kent C. Roberts, replaced by Linda Park and Christina Bray. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller reporting company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our Board. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our Company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2022, until November 1, 2022, the Compensation Committee consisted of two members – John Runyan, and Dennis Marshall. Neither Mr. Runyan nor Mr. Marshall was or has ever been an employee or officer of the Company. Neither had transactions with the Company that would require disclosure under Item 404 of Regulation S-K (see “Transactions with Related Parties”, below). As of November 1, 2022, and during all of the year ended December 31, 2023, the Compensation Committee consisted of three members – Christina Bray, Linda Park, and Dennis Marshall, neither of whom have ever been an employee or officer of the Company, and neither of whom have had transactions with the Company that would require disclosure under Item 404 of Regulation S-K (see “Transactions with Related Parties”, below). Each of Ms. Park and Ms. Bray received options upon their election to the board, and each of the independent board members receive options in payment of board fees each quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2023.

Family Relationships

There are no family relationships among the directors and executive officers of our Company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2022 and 2023, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)		Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,
Chairman, Chief Executive Officer	2022	$288,603	(2)		$—	$139,925	(3)	$27,443	(4)	$455,971
and President	2023	288,603			—	—		27,990		316,593
Kenneth R. Code,
Chief Science Officer	2022	$288,603	(5)		$—	$—		$12,600	(4)	$301,203
	2023	288,603			—	—		12,600		301,203
Charles K. Dargan
Chief Financial Officer	2022	$—			$—	$130,182	(6)	$—		$130,182
	2023	—			—	140,850		—		140,850
Joseph Provenzano,
Corporate Secretary;	2022	$169,772	(7)	$		$8,600	(8)	$18,476	(4)	$248,155
President ONM Environmental, Inc	2023	199,277			25,000	$10,085		$24,289		$259,146

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In 2022 and 2023 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During the year ended December 31, 2022, Mr. Calvert agreed to forego $14,050 of cash compensation due to him and accept 256,660 shares of our common stock in lieu thereof, at $0.17 - $0.23 per share. During the year ended December 31, 2023, Mr. Calvert agreed to forego $17,189 of cash compensation due to him and accept 101,110 shares of our common stock in lieu thereof, at $0.17 per share. The common stock issued to Mr. Calvert is subject to a “lock up agreement” that prohibits Mr. Calvert from selling the shares until the earlier of (i) the sale of the Company; (ii) the successful commercialization of BioLargo products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and was amortized monthly through May 2, 2022. During the year ended December 31, 2022, we recorded $139,825 of selling, general and administrative expense related to this option.

(4)	Includes health insurance premiums, automobile allowance, and bonus.

(5)

In 2022 and 2023 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2022, Mr. Code agreed to forego $64,702 of cash compensation due to him and accept 275,565 shares of our common stock in lieu thereof, at $0.17 - $0.23 per share. During the year ended December 31, 2023, Mr. Code agreed to forego $32,456 of cash compensation due to him and accept 190,919 shares of our common stock in lieu thereof, at $0.17 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2022 and 2023. During 2022, Mr. Dargan received an option to purchase 632,500 shares of our common stock at $0.17 - $0.23 per share. During March 2023, Mr. Dargan received an option to purchase 800,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.18 - $0.20 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)

In 2022 and 2023, the employment agreement for Mr. Provenzano provided for a base salary of $169,772 and $199,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(8)

During 2022, Mr. Provenzano received additional options to purchase 124,051 shares of the Company’s common stock at an exercise price of $0.23 per share, the closing price of our common stock on the grant date. During 2023, Mr. Provenzano received additional options to purchase 60,435 shares of the Company’s common stock at an exercise price range of $0.17 - $0.20, per share. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Outstanding Equity Awards at Fiscal Year-End” below for more details.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms; Mr. Calvert continues to serve as the Company's President and Chief Executive Officer. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007, with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012, such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one-year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year.

On March 22, 2022, we and our Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 22, 2022 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2023 (the “Extended Term”).

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase an aggregate 300,000 shares of the Company’s common stock, vesting 25,000 shares for each month during the Extended Term, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the March 22, 2022, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

On March 21, 2023, we and our Chief Financial Officer Charles K. Dargan, II formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 21, 2023 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2024 (the “Extended Term”), at which time Mr. Dargan will continue to serve as CFO, unless and until either party terminates the agreement.

As the sole compensation for the Extended Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the Extended Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the Extended Term, with 25,000 shares having vested as of March 21, 2023, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2023, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.20 per share, the closing price of BioLargo’s common stock on the March 21, 2023, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, keeping his base compensation at $170,000 annually, and granted to him an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On December 27, 2022, the Compensation Committee approved an increase Mr. Provenzano’s annual salary to $199,722, and the issuance of a cash bonus of $25,000, effective the next payroll period.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary Odor-No-More. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our company receives an quarterly retainer of $15,000, and committee chairpersons receive an additional $3,750 per quarter. In lieu of cash payments, on the last day of each calendar quarter, each director is issued an option to purchase our common stock at an exercise price equal to the closing price of the Company’s common stock on the last trading day of the quarter. The number of shares purchasable under each option is the dollar amount owed to the director divided by the exercise price of the option.

The following table sets forth information for the year ended December 31, 2023, regarding compensation of our non-employee directors. Directors employed by the Company do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$—	154,831	(1)	—	—	$154,831
Jack B. Strommen	$—	56,158	(2)	—	—	$56,158
Christina Bray	$—	70,197	(3)	—	—	$70,197
Linda Park	$—	70,197	(4)	—	—	$70,197

(1)

In 2023, Mr. Marshall earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Audit Committee. This amount was paid quarterly by the issuance of stock options to Mr. Marshall as follows: (i) on March 31, 2023, an option to purchase 91,508 shares of our common stock at $0.20 per share, (ii) on June 30, 2023, an option to purchase 105,337 shares of our common stock at $0.18 per share, (iii) on September 30, 2023, an option to purchase 384,731 shares of our common stock at $0.17 per share, and (iv) on December 30, 2023, an option to purchase 245,536 shares of our common stock at $0.17 per share. Additionally, pursuant to a program put in place by our Board of Directors, Mr. Marshall was issued an option on June 22, 2023, to purchase 116,279 shares of our common stock at $0.19 per share, to replace an option that expired on that date. The amount in the table above reflects the aggregate fair value of the foregoing options.

(2)

In 2023, Mr. Strommen earned director fees of $15,000 each quarter, for a total of $60,000. This amount was paid quarterly by the issuance of stock options to Mr. Strommen as follows: (i) on March 31, 2023, an option to purchase 73,206 shares of our common stock at $0.20 per share, (ii) on June 30, 2023, an option to purchase 84,270 shares of our common stock at $0.18 per share, (iii) on September 30, 2023, an option to purchase 90,525 shares of our common stock at $0.17 per share, and (iv) on December 30, 2023, an option to purchase 89,286 shares of our common stock at $0.17 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(3)

In 2023, Ms. Bray earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Nominating/Corporate Governance Committee. This amount was paid quarterly by the issuance of stock options to Ms. Bray as follows: (i) on March 31, 2023, an option to purchase 91,508 shares of our common stock at $0.20 per share, (ii) on June 30, 2023, an option to purchase 105,337 shares of our common stock at $0.18 per share, (iii) on September 30, 2023, an option to purchase 113,156 shares of our common stock at $0.17 per share, and (iv) on December 30, 2023, an option to purchase 111,607 shares of our common stock at $0.17 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(4)

In 2023, Ms. Park earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Compensation Committee. This amount was paid quarterly by the issuance of stock options to Ms. Park as follows: (i) on March 31, 2023, an option to purchase 91,508 shares of our common stock at $0.20 per share, (ii) on June 30, 2023, an option to purchase 105,337 shares of our common stock at $0.18 per share, (iii) on September 30, 2023, an option to purchase 113,156 shares of our common stock at $0.17 per share, and (iv) on December 30, 2023, an option to purchase 111,607 shares of our common stock at $0.17 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

Equity Compensation Plans

We have one ongoing, and one expired (but with outstanding awards), equity compensation plans.

2007 Plan

On September 7, 2007, our stockholders adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan, as administered by the Compensation Committee. The plan automatically terminated on September 7, 2017.

At December 31, 2023, awards of options authorizing a total of 1,564,085 shares were outstanding.

2018 Plan

On June 22, 2018, our stockholders adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan automatically increases each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2023, 50,000,000 shares are authorized under the plan. As of December 31, 2023, we had issued options under the plan to purchase 41,108,118shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2023.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2023, have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert
	3,731,322	--	--	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II
	300,000	--	--	$0.30	$0.30	June 23, 2024
	300,000	--	--	$0.57	$0.57	September 30, 2025
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 1, 2030
	214,286	--	--	$0.14	$0.14	May 1, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
	300,000	--	--	$0.23	$0.23	March 17, 2031
	32,500	--	--	$0.18	$0.18	May 21, 2031
	127,500			$0.23	$0.23	March 31, 2032
	150,000			$0.18	$0.18	June 30, 2032
	205,000			$0.17	$0.17	December 28, 2032
	300,000			$0.20	$0.20	March 31, 2033
	500,000			$0.18	$0.18	July 17, 2033

Kenneth R. Code
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 1, 2030
Joseph Provenzano
	78,947	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	83,333	83,333	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	202,110	--	--	$0.14	$0.14	May 1, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.18	$0.18	May 21, 2031
	38,584			$0.22	$0.22	January 3, 2032
	124,051			$0.23	$0.23	March 31, 2032

Pay Versus Performance

The following tables and related disclosures provide information about (i) the “total compensation” of the Company’s principal executive officer (the “PEO”) and its other named executive officers (the “Non-PEO NEOs”) as presented in the Summary Compensation Table on page 12 of this proxy statement, (ii) the “compensation actually paid” to the Company’s PEO and its Non-PEO NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules, (iii) certain financial performance measures, and (iv) the relationship of the “compensation actually paid” to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (“Item 402(v)”) and does not necessarily reflect value realized by the executives or how the Company’s compensation committee evaluates compensation decisions in light of company or individual performance.

Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(2)	Average summary compensation table total to non-PEO named executive officers(1)	Average compensation actually paid to non-PEO named executive officers(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Loss	Revenue
2021	$ 651,466	$ 415,876	$ 182,031	$ 216,603	$ 173	$(6,894,000)	$2,531,000
2022	$ 455,971	$ 313,558	$ 226,513	$ 242,941	$ 158	$(5,132,000)	$5,884,000
2023	$ 316,593	$ 299,404	$ 214,933	$ 170,602	$ 137	$(4,648,000)	$12,230,000

(1) Our PEO was Dennis Calvert for each of the fiscal years presented above. Our non-PEO NEOs reflected in this table are Kenneth R. Code, Joseph L. Provenzano, and Charles K. Dargan II. Amounts in this column represent the total compensation paid to our PEO in each listed fiscal year as shown in our Summary Compensation Table or, for our NEOs other than our PEO, the average amount of the total compensation paid to our NEOs as shown in the "Total" column of our Summary Compensation Table for the applicable fiscal year.

(2) Compensation Actually Paid represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2021		2022		2023
	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(349,870)	$(15,000)	$(196,173)	$(39,020)	$(17,189)	$(31,512)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$-	$-	$-	$-	$-	$-
Increase based on ASC 718 Fair Value of Awards Granted in any prior FY that are outstanding and unvested as of the end of the covered FY	$25,964	$16,713	$-	$35,014	$-	$-
Increase based on ASC 718 Fair Value of Awards Granted in the covered FY that are outstanding and vested as of the end of the covered FY	$14,050	$19,324	$56,248	$20,967	$11,807	$29,193
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$74,266	$13,536	$(2,488)	$(533)	$-	$7,500
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$-	$-	$-	$-	$-	$-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$-	$-	$-	$-	$-	$-
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	$-	$-	$-	$-	$-	$-
Total adjustments	$(235,590)	$34,573	$(142,413)	$16,428	$5,382	$(5,181)

Pay versus Performance Descriptive Disclosure

Compensation Actually Paid Versus Total Shareholder Return

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid as set forth in the table above, and the Company's cumulative Total Stockholder Return (TSR). Total Stockholder Return assumes an initial fixed investment of $100 at December 31, 2020 into the Company’s common stock, and returns $173 as of December 31, 2021, $158 at December 31, 2022, and $137 at December 31, 2023.

Compensation Actually Paid Versus Net Income (Loss)

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid and the Company's net loss for the years ended December 31, 2021, 2022 and 2023 of $6,894,000, $5,132,000, and $4,648,000, respectively.

Compensation Actually Paid Versus Revenue

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid and the Company's revenue for the years ended December 31, 2021, 2022, and 2023of $2,531,000, $5,884,000, and $12,230,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 23, 2024, including rights to acquire beneficial ownership of shares of our common stock within 60 days of April 23, 2024, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(3)	25,471,150	8.6%
Dennis P. Calvert(4)	14,049,937	4.8%
Jack B. Strommen(5)	6,736,906	2.4%
Dennis E. Marshall(6)	4,477,288	1.5%
Charles K. Dargan II(7)	4,116,030	1.4%
Joseph L. Provenzano(8)	3,358,705	1.1%
Linda Park(9)	1,017,144	0.3%
Christina Bray(10)	639,282	0.2%
All directors and officers as a group (8 persons)	59,866,442	20.3

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for Charles K. Dargan II, whose address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180.

(2)

Our Company has only one class of stock outstanding. The sum of 295,971,188 shares of common stock outstanding as of April 23, 2024, and 17,466,360 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued to IOWC Technologies, Inc. in connection with the acquisition by our Company of certain intellectual property and other assets in April 2007. Includes 408,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 4,189,893 shares issuable to Mr. Calvert upon exercise of options.

(5)	Includes 1,858,327 shares issuable to Mr. Strommen upon exercise of options.
(6)	Includes 4,217,256 shares issuable to Mr. Marshall upon exercise of options.
(7)	Includes 3,925,786 shares issuable to Mr. Dargan upon exercise of options.
(8)	Includes 1,671,296 shares issuable to Mr. Provenzano upon exercise of options.
(9)	Includes 639,282 shares issuable to Ms. Park upon exercise of options, and 187,500 shares upon exercise of warrants.
(10)	Includes 639,282 shares issuable to Ms. Bray upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables. These transactions are routinely under the threshold for disclosure.

The following information discloses any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are proposed to be a participant and the amount involved exceeds $120,000 or 1% of the average of our total assets over the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest: none.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Linda Park, Chair Dennis E. Marshall Christina Bray

PROPOSAL TWO

A PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the “Executive Compensation” discussion and analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The next non-binding advisory vote on executive compensation will occur at our 2025 Annual Meeting of Stockholders. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when evaluating compensation for the remainder of 2024 and determining executive compensation for future years.

As described more fully in the Compensation Discussion and Analysis portion of this proxy, our executive compensation program has been designed to attract, motivate and retain individuals with the skills needed to formulate, implement and execute strategy to further the creation of stockholder value.

We encourage you to carefully review the “Executive Compensation” discussion beginning on page 9 of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to BioLargo, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the “Executive Compensation” discussion and analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement, is hereby approved.”

While the results of this advisory approval are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hacker Johnson & Smith PA audited our financial statements for the year ended December 31, 2023. Haskell & White LLP audited our financial statements for the year ended December 31, 2022. Our Audit Committee has selected Hacker Johnson & Smith PA as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024. Hacker Johnson & Smith PA has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Hacker Johnson & Smith PA, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Hacker Johnson & Smith PA will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Hacker Johnson & Smith PA as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HACKER, JOHNSON & SMITH PA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 20234FISCAL YEAR.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to audit our financial statements for the year ended December 31, 2022, and to review our financial statements for the interim periods in the year ended December 31, 2023, for professional services rendered to the Company and its subsidiaries during the years ended December 31, 2022 and 2023. As Hacker Johnson & Smith PA was not retained until after December 31, 2023, their fees are not reflected in the table.

	Amount Billed
Type of Fee	Fiscal Year 2022	Fiscal Year 2023
Audit Fees(1)	$114,000	$116,270
Audit-Related(2)	18,500	19,900
Tax Fees	—	—
All Other Fees	—	—
Total	$132,500	$136,170

(1)

This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)

Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings such as registration statements and consents, and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee. Messrs. Roberts and Runyan also served on the Audit Committee until their retirement from the Board on November 1, 2022, and were replaced by new board members Linda Park and Christina Bray. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met four times during 2023.

The Audit Committee’s primary duties and responsibilities are to:

●	engage the Company’s independent registered public accounting firm,

●	monitor the independent registered public accounting firm’s independence, qualifications and performance,

●	pre-approve all audit and non-audit services,

●	monitor the integrity of the Company’s financial reporting process and internal control systems,

●	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the Company and the Board, and

●	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 16-1301 (Communications with Audit Committees), the Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Haskell & White LLP and Hacker Johnson & Smith PA matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP and Hacker Johnson & Smith PA.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Hacker Johnson & Smith PA as the Company’s independent registered public accounting firm for the year ending December 31, 2023 and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2023 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ Linda Park
/s/ Christina Bray

PROPOSAL FOUR

PROPOSAL TO ADOPT THE 2024 EQUITY INCENTIVE PLAN

On April 23, 2024, our Board of Directors adopted the BioLargo, Inc. 2024 Equity Incentive Plan (the “2024 Plan”). At the Annual Meeting, our stockholders are being asked to approve the 2024 Plan. The following is only a summary of the 2024 Plan and is qualified in its entirety by reference to the full text of the 2024 Plan, a copy of which is attached as Appendix B to this proxy statement.

Purpose

The Board believes that the Company’s ability to award incentive compensation based on equity in the Company is critical to its ability to attract, motivate and retain key personnel. The creativity and entrepreneurial drive of such employees and other personnel who provide services to the Company will be critical to our success. By giving our employees, consultants and directors an opportunity to share in the growth of our equity, we will align their interests with those of our stockholders. Our employees, consultants and directors will understand that their stake in the Company will have value only if, working together, we create value for our stockholders. Awards under the 2024 Plan will generally vest over a period of time giving the recipient an additional incentive to provide services over a number of years and build on past performance.

Approval of this proposal would provide 40,000,000 shares to be used for grants under the 2024 Plan, subject to annual increases.

Number of Shares

Forty million shares of our common stock are reserved for grant or issuance under the 2024 Plan. Each January 1, through January 1, 2028, the number of shares available for grant and issuance will be increased by the lesser of 2,000,000 and such number of shares set by the Board. Any shares that are represented by awards under the 2024 Plan that are forfeited, expire, or are canceled or settled in cash without delivery of shares, or that are forfeited back to us or reacquired by us after delivery for any reason, or that are tendered to us or withheld to pay the exercise price or related tax withholding obligations in connection with any award under the 2024 Plan, will again be available for awards under the 2024 Plan. Only shares actually issued under the 2024 Plan will reduce the share reserve.

The 2024 Plan imposes the following additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences following the date the 2024 Plan is approved by the stockholders:

The maximum value of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is $100,000.

Administration

The 2024 Plan will be administered by the Compensation Committee, or the Board acting as the committee, which will have full power to administer the 2024 Plan, except for awards made to non-employee directors. The decisions of the Compensation Committee will be final and binding upon all participants.

Eligibility

The selection of the participants in the 2024 Plan will generally be determined by the Compensation Committee. Employees and those about to become employees, including those who are officers or directors of the Company or its subsidiaries and affiliates, are eligible to be selected to receive awards under the 2024 Plan. In addition, non-employee service providers, including non-employee directors, and employees of unaffiliated entities that provide bona fide services to the Company not in connection with the offer and sale of securities in a capital-raising transaction are eligible to be selected to receive awards under the 2024 Plan.

Types of Awards

The 2024 Plan allows for the grant of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance awards in any combination, separately or in tandem. Subject to the terms of the 2024 Plan, the Compensation Committee will determine the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment.

Stock Options. The Compensation Committee may grant either incentive stock options qualified with respect to Internal Revenue Code Section 422, or options not qualified under any section of the Internal Revenue

Code (“non-qualified options”). All stock options granted under the 2024 Plan must have an exercise price that is at least equal to the fair market value of our underlying common stock on the grant date. No stock option granted under the 2024 Plan may have a term longer than ten years. The exercise price of stock options may be paid in cash, by tendering shares of common stock, by a cashless exercise, or by any other means the Compensation Committee approves. Our stock options may contain a replenishment provision under which we issue a new option to an option holder (called a “replenishment option”), in order to maintain his or her equity stake in the company, if the option holder surrenders previously-owned shares to us in payment of the exercise price of an outstanding stock option. The automatic replenishment option grant generally covers only the number of shares surrendered, and expires at the same time as the option that was exercised would have expired.

Under the 2024 Plan, the Board may issue awards to non-employee directors, or may adopt a policy through which they will be granted awards annually. Awards to non-employee directors may vest at the discretion of the board, and must be issued at an exercise price at least equal to the fair market value of our common stock on the date of grant, as that term is defined in the 2024 Plan. Each non-employee director may elect to receive his annual retainer payments and/or meeting fees in the form of cash or awards or a combination thereof, as determined by the Compensation Committee.

Restricted Stock and Restricted Stock Unit Awards. The Compensation Committee may grant shares of restricted common stock with or without payment of consideration by the recipient, or may grant restricted stock units. The Compensation Committee will determine whether restricted stock units will be paid in cash, our common stock or a combination thereof, and may be less than the fair market value of the award. All or part of any restricted stock or restricted stock unit award may be subject to conditions and restrictions, which the Compensation Committee will specify. There awards may be contingent on the attainment of performance goals. The Compensation Committee may specify that the restriction period or vesting will lapse in the event of the recipient’s termination of employment as a result of death, disability or retirement.

Stock Bonus Awards. The Compensation Committee may grant a Stock Bonus Award for Services to be rendered or for past Services already rendered to BioLargo. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award. The Compensation Committee may place restrictions on Stock Bonus Awards, including for years of service to the Company or based on performance goals. Stock Bonus Awards may be utilized for the conversion of amounts owed to eligible recipients, at up to a factor of two time the quotient of the fair market value of the shares on the date of grant and the amount of payables converted.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights (“SARs”) which provide the recipient the right to receive a payment (in cash, shares or a combination of both) equal to the difference between the fair market value of a specific number of shares on the grant date and the fair market value of such shares on the date of exercise. Stock appreciation rights must expire no later than ten years after their grant date. SARs are may be exercised only for a period of three months after termination of service to the Company, but in any event no later than the expiration of the SAR.

Performance Awards. The Compensation Committee may grant an award of a cash bonus, performance shares or performance units denominated in shares to eligible recipients, setting forth the amount of any cash bonus, the number of shares subject to the award, the performance factors and performance period, the consideration to be distributed upon settlement, and the effect of the recipient’s termination. Performance units will consist of a unit valued by reference to a designated amount of property other than shares, which value may be paid to the recipient by delivery of such property as the Compensation Committee will determine, including, without limitation, cash, Shares, other property or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The 2024 Plan defines multiple performance factors to be considered by the Compensation Committee in any performance based awards under the 2024 Plan. Any outstanding vesting will cease on the date that the recipient service to the Company terminates.

Payment for Share Purchases

Payment from a recipient for shares purchased pursuant to the 2024 Plan may be made in cash or by check or, where expressly approved by the Compensation Committee and permitted by law, and to the extent not otherwise set forth in the applicable award agreement, by cancellation of indebtedness of the Company to the recipient, by surrender of shares of BioLargo common stock, by waiver of compensation due or accrued to the recipient for services rendered or to be rendered to the Company, by consideration received by BioLargo pursuant to a broker-assisted or other form of cashless exercise program implemented by BioLargo in connection with this Plan, by any combination of the foregoing, or by any other method of payment as is permitted by applicable law.

Transferability of Awards

Awards granted under the 2024 Plan are not transferable, other than by will or pursuant to state intestate laws, unless the Compensation Committee otherwise approves a transfer.

Corporate Transactions resulting in a Change of Control

In the event of certain corporate transactions that result in a change in control of the Company’s voting shares, any or all of the outstanding awards under the 2024 Plan may be assumed or replaced by the successor corporation, which assumption will be binding on all participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders, or refuse to do so. In such case, outstanding awards will have their vesting accelerate immediately before the Corporate Transaction. BioLargo may also choose to assume awards in connection with an acquisition, or otherwise, for eligible participants.

Foreign Participation

In order to comply with the laws and practices in foreign countries in which the Company or its subsidiaries operate, the Compensation Committee has the power to determine what subsidiaries will be covered by the 2024 Plan. At present, the Company has only one foreign subsidiary – BioLargo Water, Inc., in the province of Alberta. The Compensation Committee has the power to provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom regarding awards granted to participants employed in foreign countries.

Awards

All awards which may be granted under the 2024 Plan are discretionary, and no awards have been granted to date under the 2024 Plan. The Compensation Committee has not considered specific awards to be made under the 2024 Plan; therefore, the number of shares that will be covered by any awards or the individuals to whom awards will be made cannot be determined at this time.

Amendments

The Board or Compensation Committee may alter, amend, suspend or discontinue the 2024 Plan at any time, but no such action may be taken without stockholder approval if such approval is required by law or listing requirements, or if such action increases the number of shares that may be issued under the 2024 Plan or the annual award limits, or eliminates the prohibition on stock option repricing. The Compensation Committee may alter or amend awards under the 2024 Plan, but no such action may be taken without the consent of the participant if it would materially adversely affect an outstanding award, and no such action may be taken without prior stockholder approval if it would result in repricing a stock option to a lower exercise price other than to reflect a capital adjustment of our stock, such as a stock split. The Company has never repriced options in the past.

Term of Plan

If our stockholders approve this proposal, the 2024 Plan will become effective as of May 23, 2018, and will remain in effect until May 23, 2028, unless it is terminated earlier by the Board or the Compensation Committee.

Salary and AP Conversion

In the Compensation Committee’s discretion, an eligible person may elect to receive an option or shares as payment of amounts owed by BioLargo for past services rendered, for goods, or pursuant to a contract. The Compensation Committee has the discretion to adopt a plan to offer such conversions, at a factor of up to two times of the quotient of the dollar amount converted and the fair market value on the date the award agreement is delivered to the Company.

Plan Benefits

Because the value of benefits under the 2024 Plan will depend on the Compensation Committee’s actions and because the value of option and other stock awards will depend on the fair market value of common stock at various future dates, it is not possible to determine all benefits that will be received by employees, officers, and directors if the 2024 Plan is approved by the stockholders.

Federal Income Tax Consequences

The following summary is intended only as a general guide to the United States federal income tax consequences under current law of incentive stock options and non-qualified stock options, which are authorized for grant under the 2024 Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the 2024 Plan or tax consequences based on particular circumstances. The tax consequences may vary if options are granted outside the United States.

Incentive Stock Options. An option holder recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Internal Revenue Code Section 422. Option holders who dispose of the shares acquired under an incentive stock option after two years following the date the option was granted and after one year following the exercise of the option will normally recognize a capital gain or loss upon a sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If an option holder satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an option holder disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the option holder upon the disqualifying disposition of the shares generally will result in a deduction by the Company for federal income tax purposes.

Non-Qualified Stock Options. Options not designated or qualifying as incentive stock options will be non-qualified stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a non-qualified stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a non-qualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as a capital gain or loss. No tax deduction is available to the Company with respect to the grant of a non-qualified stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a non-qualified stock option.

Other Considerations. The Internal Revenue Code allows publicly-held corporations to deduct compensation in excess of $1 million paid to the corporation’s chief executive officer and its four other most highly compensated executive officers in office at the end of the tax year if the compensation is payable solely based on the attainment of one or more performance goals and certain statutory requirements are satisfied. We intend for compensation arising from grants of awards under the 2024 Plan which are based on performance goals, including stock options and stock appreciation rights granted at fair market value, to be deductible by us as performance-based compensation not subject to the $1 million limitation on deductibility.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to adopt the 2024 Plan.

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our original Annual Report for our year ended December 31, 2023, on Form 10-K on April 1, 2024. A copy of the 10-K has been mailed to all stockholders along with this proxy statement, or stockholders have been given notice of Internet availability of these documents. Stockholders may obtain additional copies of the Annual Report, without charge, by writing to our Corporate Secretary, at our principal executive offices at 14921 Chestnut St., Westminster, CA 92683.

We incorporate by this reference herein the Company’s Financial Statements and the notes thereto, and the discussions under the captions “Description of Business,” “Description of Properties,” “Legal Proceedings,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in the 10-K.

OTHER PROPOSALS

Management does not know of any proposals to be presented at the Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

ANNUAL MEETING OF STOCKHOLDERS OF

BIOLARGO, INC.

June 13, 2024

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.biolargoreport.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20730303000000000000 3 061324

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

BIOLARGO, INC.

Proxy for Annual Meeting of Stockholders on June 13, 2024

Solicited on Behalf of the Board of Directors

The undersigned, a stockholder of BioLargo, Inc. (the "Company"), hereby revoking any proxy heretofore given, does hereby appoint Dennis P. Calvert, with power of substitution, for and in the name of the undersigned to attend the 2024 Annual Meeting of Stockholders of the Company to be held at 33 Santa Barbara Drive, Aliso Viejo, California 92656 on June 13, 2024, beginning at 10:00 AM, Pacific Time, or at any adjournment or postponement thereof, and thereto vote, as designated below.:

(Continued and to be signed on the reverse side)

1.1 14475

Important Notice of Availability of Proxy Materials for the Stockholder Meeting of

BIOLARGO, INC.

To Be Held On:

June 13, 2024 at 10:00 AM PDT

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 30, 2024.

Please visit http://www.biolargoreport.com, where the following materials are available for view:

- Notice of Annual Meeting of Stockholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: **TELEPHONE: 888 400-2863 x5**

E-MAIL: info@biolargo.com

WEBSITE: http://www.biolargoreport.com

TO VOTE:

ONLINE: To access your online proxy card, please visit **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

MAIL: You may request a card by following the instructions above.

1. Election of Directors

NOMINEES:

Please note that you cannot use this notice to vote by mail.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.